EXHIBIT 99.1

McGrath RentCorp Announces Results for Fourth Quarter 2015

Rental Revenues Decrease 1%
Net Income Down 17%
EPS Decreases 9% to $0.48 for the Quarter
Company Announces 2% Dividend Increase; 24th Consecutive Year Increase

LIVERMORE, Calif., Feb. 25, 2016 (GLOBE NEWSWIRE) -- McGrath RentCorp (NASDAQ:MGRC) (the “Company”), a diversified business to business rental company, today announced total revenues for the quarter ended December 31, 2015 of $105.3 million, a decrease of 6%, compared to $111.8 million in the fourth quarter of 2014.  The Company reported net income of $11.5 million, or $0.48 per diluted share for the fourth quarter of 2015, compared to net income of $13.9 million, or $0.53 per diluted share, in the fourth quarter of 2014.

Total revenues for the year ended December 31, 2015 were $404.5 million, compared to $408.1 million in 2014.  Rental revenues increased 2% to $273.7 million in 2015, compared to $269.6 million in 2014.  Net income for the year ended December 31, 2015 decreased 11% to $40.5 million, compared to net income of $45.7 million in the prior year.  Diluted earnings per share decreased 9% to $1.59 in 2015 from $1.75 in 2014.

The Company’s effective tax for the fourth quarter 2015 was 37.8% compared to 42.7% in the fourth quarter 2014.  This decrease was driven by the full year 2015 effective tax rate decreasing to 39.0% as compared to 40.3% for 2014, which decreased the provision for income taxes in 2015 by $0.8 million and increased earnings by $0.03 per diluted share in the fourth quarter results.  The decreased effective tax rate in 2015 was primarily a result of lower business levels in states with higher tax rates.  The Company estimates an effective tax rate of 39.5% for calendar year 2016.

The Company also announced that the board of directors declared a quarterly cash dividend of $0.255 per share for the quarter ending March 31, 2016, an increase of 2% over the prior year period.  On an annualized basis, the 2016 dividend represents a 3.9% yield, based on the February 24, 2016 closing stock price.  The cash dividend will be payable on April 29, 2016 to all shareholders of record on April 15, 2016.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Our fourth quarter results reflect the continuing recovery of our modular division; however, these favorable results were more than offset by continuing weakness in our electronics business, and the headwinds of ‘new normal’ crude oil pricing impacting our liquid and solid containment rental business.  The diversity of our portfolio of rental businesses tends to provide some downside protection when one or more businesses experience market turbulence.

Modular division-wide rental revenues for the quarter increased $4.9 million, or 18%, to $31.7 million from a year ago.  This is the eleventh consecutive year over year quarterly rental revenue increase.  During the fourth quarter, we experienced a 2% increase in division-wide year over year first month’s rental revenue bookings for modular buildings compared to very strong fourth quarter 2014 booking levels.  For all of 2015, booking levels were up 16% over 2014.  Modular division average rental equipment utilization based on original acquisition cost for the quarter increased to 77.5% from 74.9% a year ago. This is our highest quarterly average utilization level since the fourth quarter of 2008.  Modular division EBIT, or income from operations, for the quarter increased to $10.4 million, or by 18%, from the same period a year ago.  Gross margin on rental revenues decreased to 54% for the quarter from 57% last year.  The gross margin decrease is due to $2.3 million higher building preparation expenses during the quarter compared to the same period in 2014. These higher costs were associated with favorable order demand and preparing equipment for late December, 2015 and first quarter, 2016 shipments.  Despite the higher inventory center costs, EBIT margin for the quarter increased to 21% compared to 20% a year ago.

Mobile Modular Portable Storage continued to make good progress during the fourth quarter in building its customer following, increasing booking levels and growing rental revenues from a year ago.  First month’s rent booking levels and rental revenues for the fourth quarter grew by 28% and 29%, respectively, from the same period a year ago.  We are working hard to make each of our portable storage operating geographies increasingly successful.  We are on track towards building a meaningfully sized storage container rental business with attractive operating metrics.

Rental revenues for TRS-RenTelco, our electronics division, declined by $2.8 million for the quarter, or 11%, to $22.6 million from a year ago. The year over year reduction in rental revenues was driven primarily by lower communications test equipment business activity and a more competitive environment.  In fact, communications test equipment rental revenues declined by approximately 21% for the quarter compared to the same period a year ago.  General-purpose related test equipment rental revenues improved by approximately 4% year over year.  Average equipment utilization was 61.2% for the fourth quarter, compared to 63.3% for the same period in 2014.  Average rental rates also declined for the quarter to 4.67% from 5.10% a year ago, led by the business activity mix shift from communications to general-purpose test equipment as well as a more competitive communications test equipment marketplace.  EBIT for the quarter declined by $3.8 million, or 36%, from the same period in 2014. The reduction in rental revenue of $2.8 million was the primary contributor to lower year over year EBIT along with lower gross profit on equipment sales of $1.3 million and higher laboratory costs of $0.3 million, partially offset by lower depreciation expense of $0.6 million. It’s important to note that rental equipment depreciation expense typically makes up between 70 to 75% of direct rental costs.  Despite having made favorable strides in lowering rental equipment depreciation expense by selling underutilized equipment during a period of topline rental revenue decline, there is only so much depreciation expense that can readily and responsibly be taken out of the business within any given quarter.  Depreciation expense as a percentage of rental revenues was 43% for the quarter, compared to 40% a year ago.  We are also being impacted negatively by the higher mix of underutilized communications test equipment as compared to general-purpose test equipment.  In particular, with communications test equipment having much shorter depreciable lives than for general-purpose test equipment, there is significantly higher monthly depreciation expense, but also higher rental rates than for general-purpose test equipment.  As a result, when communications test equipment is underutilized it impacts profitability more significantly than for general-purpose test equipment due to higher carrying costs without its matching higher rental rates and revenues.

Rental revenues at Adler Tank Rentals, our liquid and solid containment tank and box division, declined by $3.2 million for the quarter, or 16%, to $16.4 million from a year ago.  Adler Tank Rentals services a wide variety of market segments including industrial plant, petrochemical, pipeline, oil & gas, waste management, environmental field service and construction.  Average utilization and total original cost of rental equipment were 54% and $307 million, respectively, for the quarter compared to 65.1% and $298 million a year ago.  Fourth quarter average equipment on rent declined to $166 million from $194 million a year ago and we ended the fourth quarter at $153 million.  Average monthly rental rates also declined to 3.28% for the quarter from 3.35% in 2014.  The reduction in both utilization and rental rates from a year ago are directly related to lower crude oil prices and the significant decline in wellhead related drilling and completions activity.  Upstream oil and natural gas rental revenue declined from 21% of total Adler rental revenues in the fourth quarter of 2014 to 11% for the same period in 2015.  These dynamics have put increasing downward pressure on 21K multi-purpose tank utilization and rental rates in upstream, midstream and downstream energy sectors, as well as in other market verticals.  EBIT for the quarter decreased $2.3 million, or 35%, to $4.3 million from a year ago.  The higher percentage decrease in EBIT at 35% as compared to rental revenues at 16% was primarily a result of higher equipment depreciation and SG&A expenses as a percentage of rental revenues of 25% and 41%, respectively, from 20% and 36% a year ago, partially offset by higher gross margin on rental related services for the quarter. We remain cautious in our outlook for our liquid and solid containment rental business for the foreseeable future as market forces drive a material reset of both the oil and natural gas industries.

The Company continued to repurchase its shares during the fourth quarter.  For all of 2015, the Company repurchased slightly over 2.4 million shares, or approximately 9% of its outstanding common stock, at $26.56 per average share.  There are very compelling factors supporting our buyback activity in 2015.  Over the past few years, we have been through a significant investment cycle in the Company.  During this period, we launched our portable storage business, expanded our modular business to the mid-Atlantic region from Georgia to Washington D.C., entered the liquid and solid containment rental industry through the acquisition of Adler Tank Rentals and created a national footprint for the business.  We have also managed the turnaround and continuing recovery of our modular business to improving financial health from having lost approximately $1.00 of annual EPS due to the effects of the Great Recession.  Historically, our modular division has been our largest earnings engine.  We are well on our way to creating a portfolio of meaningful-sized, well run rental businesses whose combined annual earnings horsepower we would expect to be materially greater than we have experienced to date.  As both a business manager and an investor in McGrath RentCorp, I can fully appreciate the challenges associated with getting our different rental businesses all performing at favorable levels consistently. Cyclical challenges as we are currently experiencing in our electronics business, as well as structural change presently unfolding in the oil industry and negatively impacting our liquid and solid containment division, will occur from time to time.  However, these economic factors shouldn’t overshadow the significant potential future financial performance of these rental businesses.  The Company’s management and board are confident in the foundation for growth in place today supporting greater shareholder value in our future.  Our buyback efforts in 2015 are a clear signal we believe the longer-term intrinsic value of McGrath RentCorp has not been reflected in our share price this past year.

We enter 2016 with a great many unknowns and forecasting challenges regarding the oil industry’s evolving structural changes and their near-term impact to our liquid and solid containment rental business.  Further, it would be naïve of us not to factor in some downward pressure on both our modular and portable storage businesses in the more oil economy dependent geographies in which we operate.  Add to this the cyclical challenges we are currently experiencing in the wireless communications vertical of our electronics business.  On the positive side, our modular business overall is recovering nicely with a long runway of increasing earnings potential in front of it, including the very important California educational market.  The near-term net out of these challenges and opportunities is that we believe our earnings performance in 2016 will likely be comparable to our 2015 results.  What’s most important for the management of McGrath RentCorp entering 2016 is to operate its businesses smartly and cost-effectively, increase the return on rental assets it already owns, build up its supply of dry powder (capital), and to take advantage of high-return investment opportunities.

Last, the Company has just declared a quarterly cash dividend of $0.255 per share, for the quarter ending March 31, 2016, an increase of 2% over the prior year period.  This marks the 24th consecutive year in which McGrath RentCorp has raised its dividend.  On an annualized basis, this dividend represents a 3.9% yield, based on yesterday’s closing stock price.  We are very pleased to continue our practice of providing a quarterly return on investment to our shareholders.”

All comparisons presented below are for the quarter ended December 31, 2015 to the quarter ended December 31, 2014 unless otherwise indicated.

MOBILE MODULAR

For the fourth quarter of 2015, the Company’s Mobile Modular division reported a $1.6 million increase in income from operations, or 18%, to $10.4 million. Rental revenues increased 18% to $31.7 million, depreciation expense increased 14% to $5.0 million and other direct costs increased 32% to $9.5 million, which resulted in an increase in gross profit on rental revenues of 13% to $17.2 million.  Rental related services revenues increased 20% to $11.7 million, with gross profit on rental related services revenues increasing 25% to $3.4 million. Sales revenues decreased 14% to $6.6 million, with gross profit on sales revenues decreasing 17% to $1.8 million, primarily due to lower used equipment sales in the fourth quarter of 2015.  Selling and administrative expenses increased 7% to $12.1 million, primarily due to increased employee head count, salaries and benefit costs and higher allocated corporate expenses.

TRS-RENTELCO

For the fourth quarter of 2015, the Company’s TRS-RenTelco division reported a $3.8 million decrease in income from operations, or 36%, to $6.7 million.  Rental revenues decreased 11% to $22.6 million, depreciation expense decreased 6% to $9.6 million and other direct costs increased 10% to $3.5 million, which resulted in a decrease in gross profit on rental revenues of 21% to $9.5 million.  Sales revenues decreased 18% to $6.0 million.  Gross profit on sales revenues decreased 33% to $2.6 million, with gross margin percentage decreasing to 43% from 53%, primarily due to lower margins on new and used equipment sales in the fourth quarter of 2015.  Selling and administrative expenses was flat at $5.9 million.

ADLER TANKS

For the fourth quarter of 2015, the Company’s Adler Tanks division reported a $2.3 million decrease in income from operations, or 35%, to $4.3 million.  Rental revenues decreased 16% to $16.4 million, depreciation expense increased 3% to $4.0 million and other direct costs decreased 14% to $2.5 million, which resulted in a decrease in gross profit on rental revenues of 23% to $9.8 million.  Rental related services revenues decreased 9% to $6.4 million, with gross profit on rental related services increasing 22% to $1.2 million.  Selling and administrative expenses decreased 5% to $6.7 million, primarily due to lower allocated corporate expenses.

OTHER HIGHLIGHTS

  Debt decreased $0.7 million during the quarter to $381.4 million, with the Company’s funded debt (notes payable) to equity ratio increasing from 0.98 to 1 at September 30, 2015 to 1.00 to 1 at December 31, 2015. In November 2015 the Company issued $60 million of “Series C” senior notes at an interest rate of 3.84%.  The notes mature in seven years with interest payable semi-annually.  As of December 31, 2015, the Company had capacity to borrow an additional $208.6 million under its lines of credit.
  Share Repurchases of the Company’s common stock during the fourth quarter 2015 were 551,685 shares for an aggregate repurchase price of $15.2 million, or an average repurchase price of $27.50 per share.  There were no repurchases of the Company’s common stock made during the fourth quarter of 2014.
  Dividend rate increased 2% to $0.25 per share for the fourth quarter of 2015 compared to the fourth quarter of 2014. On an annualized basis, this dividend represents a 3.8% yield on the February 24, 2016 close price of $26.34 per share.
  Adjusted EBITDA decreased 11% to $42.9 million for the fourth quarter of 2015 compared to the fourth quarter of 2014.  At December 31, 2015, the Company’s ratio of funded debt to the last twelve months actual Adjusted EBITDA was 2.32 to 1, compared to 2.26 to 1 at September 30, 2015.  Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and share-based compensation.  A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K, 10-Q and other SEC filings.  You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K, 10-Q and other SEC filings.

FINANCIAL OUTLOOK

Entering 2016 the level of uncertainty in some of the markets served by the Company is high and it is challenging to develop the outlook for the year.  Overall, comparing 2016 with 2015, the Company currently expects operating profits to be higher at Mobile Modular, roughly flat at TRS-RenTelco and lower at Adler Tanks.  In 2016 total Company operating profit, adjusted EBITDA and earnings per diluted share are expected to be comparable to 2015.

For the full-year 2016, the Company expects:

  Rental revenues to be flat to up 3% over 2015.
  Sales revenues to be comparable to 2015.
  Rental equipment depreciation expense to be between $73 and $75 million.
  “Other” direct costs of rental operations, primarily for rental equipment maintenance and repair, to be between $62 and $64 million.
  Selling and administrative costs to be between $106 and $108 million.
  Full year interest expense to be between $12 and $13 million.
  Effective tax rate to be 39.5%
  Diluted share count to be between 23.9 and 24.1 million shares.

These forward-looking statements reflect McGrath RentCorp’s expectations as of February 25, 2016.  Actual 2016 results may be materially different and affected by many factors, including those factors outlined in the “forward-looking statements” paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company.  The Company’s Mobile Modular division rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia.  The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas.  The Company’s Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States.  In 2008, the Company entered the portable storage container rental business under the trade name Mobile Modular Portable Storage.  Today, the business is located in the key markets of California, Texas, Florida, Northern Illinois, New Jersey and most recently entered the North Carolina region.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.adlertankrentals.com
Modular Buildings – www.mobilemodular.com
Portable Storage – www.mobilemodularcontainers.com
Electronic Test Equipment – www.trs-rentelco.com
School Facilities Manufacturing – www.enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of January 21, 2016, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on February 25, 2016 to discuss the fourth quarter 2015 results.  To participate in the teleconference, dial 1-888-587-0615 (in the U.S.), or 1-719-325-2323 (outside the U.S.), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-888-203-1112 (in the U.S.), or 1-719-457-0820 (outside the U.S.).  The pass code for the call replay is 4343650. In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company’s website at http://mgrc.com/Investor/EventsAndArchive

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, regarding McGrath RentCorp’s business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements.  These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” “hopes,” “goals” or “certain” or the negative of these terms or other variations or comparable terminology.  In particular, the statements made in this press release about the following topics are forward looking statements: optimism about the Company’s ability to create a portfolio of meaningful-sized, well run rental businesses with collectively materially greater annual earnings horsepower than current results, the Company’s estimated 2016 effective tax rate, continuing recovery of the Company’s modular division with attractive operating metrics, including the recovery of the California educational market, belief that diversity of the Company’s portfolio of rental businesses tends to provide some downside protection when one or more businesses experience market turbulence, belief in the longer-term intrinsic value of the Company not being reflected in its share price more recently, anticipation that the Company’s earnings performance in 2016 will likely be comparable to its 2015 results, and full year 2016 outlook in the section entitled “Financial Outlook.”

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following:  the extent of and timetable for the recovery underway in our modular building division; the state of the wireless communications network upgrade environment; the utilization levels of our Adler Tanks liquid and sold containment tank and box rental assets; the potential for continuing softness in communications test equipment rental demand in our electronics division; the extent of economic recovery, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors; our customers’ need and ability to rent our products; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; our ability to successfully integrate and operate acquisitions, as well as manage expansions; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; effect on our businesses from reductions to the price of oil or gas or the volatility of the oil industry generally; new or modified statutory or regulatory requirements; success of our strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A “Risk Factors” and elsewhere in our Form 10-K for the year ended December 31, 2015, and those that may be identified from time to time in our reports and registration statements filed with the SEC.  Forward-looking statements are made only as of the date of this press release and are based on management’s reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties.  Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance.  Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollar amounts in thousands, except per share amounts)	2015	2014	2015	2014

Revenues
Rental	$70,694	$71,694	$273,696	$269,575
Rental related services	18,858	17,603	73,314	64,132
Rental operations	89,552	89,297	347,010	333,707
Sales	15,204	22,042	55,385	72,248
Other	526	453	2,149	2,167
Total revenues	105,282	111,792	404,544	408,122

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	18,706	18,559	75,213	72,678
Rental related services	14,117	13,670	54,719	48,849
Other	15,467	13,253	60,936	56,946
Total direct costs of rental operations	48,290	45,482	190,868	178,473
Costs of sales	10,236	14,106	36,769	47,430
Total costs of revenues	58,526	59,588	227,637	225,903
Gross profit	46,756	52,204	176,907	182,219
Selling and administrative expenses	25,289	25,408	99,950	96,859
Income from operations	21,467	26,796	76,957	85,360
Other income (expenses):
Interest expense	(2,910)	(2,356)	(10,092)	(9,280)
Gain on sale of property, plant and equipment	—	—	—	812
Foreign currency exchange loss	(34)	(218)	(488)	(331)
Income before provision for income taxes	18,523	24,222	66,377	76,561
Provision for income taxes	7,005	10,335	25,907	30,852
Net income	$11,518	$13,887	$40,470	$45,709

Earnings per share:
Basic	$0.48	$0.54	$1.60	$1.77
Diluted	$0.48	$0.53	$1.59	$1.75
Shares used in per share calculation:
Basic	23,932	25,999	25,369	25,914
Diluted	24,015	26,206	25,457	26,175

Cash dividend declared per share	$0.250	$0.245	$1.000	$0.980

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	December 31,
(in thousands)	2015	2014

Assets
Cash	$1,103	$1,167
Accounts receivable, net of allowance for doubtful accounts of $2,087 in 2015 and $2,038 in 2014	95,263	101,294
Income taxes receivable	11,000	—
Rental equipment, at cost:
Relocatable modular buildings	736,875	664,340
Electronic test equipment	262,945	261,995
Liquid and solid containment tanks and boxes	310,263	303,303
	1,310,083	1,229,638
Less accumulated depreciation	(440,482)	(403,888)
Rental equipment, net	869,601	825,750
Property, plant and equipment, net	109,753	108,628
Prepaid expenses and other assets	28,716	41,424
Intangible assets, net	9,465	10,336
Goodwill	27,808	27,808
Total assets	$1,152,709	$1,116,407
Liabilities and Shareholders’ Equity
Liabilities:
Notes payable	$381,441	$322,478
Accounts payable and accrued liabilities	71,942	71,357
Deferred income	36,288	29,139
Deferred income taxes, net	283,351	268,902
Total liabilities	773,022	691,876
Shareholders’ equity:
Common stock, no par value - Authorized 40,000 shares
Issued and outstanding - 23,851 shares as of December 31, 2015 and 26,051 shares as of December 31, 2014	101,046	106,469
Retained earnings	278,708	318,164
Accumulated other comprehensive loss	(67)	(102)
Total shareholders’ equity	379,687	424,531
Total liabilities and shareholders’ equity	$1,152,709	$1,116,407

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year Ended December 31,
(in thousands)	2015	2014
Cash Flows from Operating Activities:
Net income	$40,470	$45,709
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	84,280	81,125
Provision for doubtful accounts	2,149	1,825
Share-based compensation	3,399	3,854
Gain on sale of used rental equipment	(11,902)	(15,368)
Gain on sale of property, plant and equipment	—	(812)
Foreign currency exchange loss	488	331
Change in:
Accounts receivable	3,882	(15,469)
Income taxes receivable	(11,000)	—
Prepaid expenses and other assets	12,708	(13,652)
Accounts payable and accrued liabilities	(1,520)	10,662
Deferred income	7,149	5,136
Deferred income taxes	14,449	19,645
Net cash provided by operating activities	144,552	122,986
Cash Flows from Investing Activities:
Purchases of rental equipment	(131,037)	(152,197)
Purchases of property, plant and equipment	(9,321)	(12,740)
Proceeds from sale of used rental equipment	26,214	32,556
Proceeds from sale of property, plant and equipment	—	2,501
Net cash used in investing activities	(114,144)	(129,880)
Cash Flows from Financing Activities:
Net borrowings under bank lines of credit	18,963	12,475
Principal payments on Series A senior notes	(20,000)	(20,000)
Borrowings under Series B senior notes	—	40,000
Borrowings under Series C senior notes	60,000	—
Proceeds from the exercise of stock options	2,149	1,729
Excess tax benefit (shortfall) from exercise of stock options	(292)	1,822
Taxes paid related to net share settlement of stock awards	(1,560)	(3,959)
Repurchase of common stock	(63,953)	—
Payment of dividends	(25,779)	(25,551)
Net cash provided by (used in) financing activities	(30,472)	6,516
Effect of foreign currency exchange rate changes on cash	—	(85)
Net decrease in cash	(64)	(463)
Cash balance, beginning of period	1,167	1,630
Cash balance, end of period	$1,103	$1,167
Supplemental Disclosure of Cash Flow Information:
Interest paid, during the period	$10,041	$9,074
Net income taxes paid, during the period	$2,498	$22,275
Dividends accrued during the period, not yet paid	$6,019	$6,526
Rental equipment acquisitions, not yet paid	$7,280	$4,942

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended December 31, 2015
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$31,744	$22,596	$16,354	$—	$70,694
Rental related services	11,712	784	6,362	—	18,858
Rental operations	43,456	23,380	22,716	—	89,552
Sales	6,618	5,964	376	2,246	15,204
Other	93	405	28	—	526
Total revenues	50,167	29,749	23,120	2,246	105,282

Costs and Expenses
Direct costs of rental operations:
Depreciation	5,028	9,639	4,039	—	18,706
Rental related services	8,283	668	5,166	—	14,117
Other	9,483	3,498	2,486	—	15,467
Total direct costs of rental operations	22,794	13,805	11,691	—	48,290
Costs of sales	4,865	3,401	415	1,555	10,236
Total costs of revenues	27,659	17,206	12,106	1,555	58,526

Gross Profit (Loss)
Rental	17,233	9,459	9,829	—	36,521
Rental related services	3,429	116	1,196	—	4,741
Rental operations	20,662	9,575	11,025	—	41,262
Sales	1,753	2,563	(39)	691	4,968
Other	93	405	28	—	526
Total gross profit	22,508	12,543	11,014	691	46,756
Selling and administrative expenses	12,060	5,871	6,739	619	25,289
Income from operations	$10,448	$6,672	$4,275	$72	21,467
Interest expense					(2,910)
Foreign currency exchange loss					(34)
Provision for income taxes					(7,005)
Net income					$11,518

Other Information
Average rental equipment [1]	$696,482	$263,567	$307,390
Average monthly total yield [2]	1.52%	2.86%	1.77%
Average utilization [3]	77.5%	61.2%	54.0%
Average monthly rental rate [4]	1.96%	4.67%	3.28%

1. Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
2. Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3. Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
4. Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended December 31, 2014
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated

Revenues
Rental	$26,813	$25,355	$19,526	$—	$71,694
Rental related services	9,770	868	6,965	—	17,603
Rental operations	36,583	26,223	26,491	—	89,297
Sales	7,678	7,249	259	6,856	22,042
Other	120	333	0	0	453
Total revenues	44,381	33,805	26,750	6,856	111,792

Costs and Expenses
Direct costs of rental operations:
Depreciation	4,422	10,226	3,911	—	18,559
Rental related services	7,028	658	5,984	—	13,670
Other	7,196	3,183	2,874	—	13,253
Total direct costs of rental operations	18,646	14,067	12,769	—	45,482
Costs of sales	5,576	3,405	308	4,817	14,106
Total costs of revenues	24,222	17,472	13,077	4,817	59,588

Gross Profit (Loss)
Rental	15,195	11,946	12,741	—	39,882
Rental related services	2,742	210	981	—	3,933
Rental operations	17,937	12,156	13,722	—	43,815
Sales	2,102	3,844	(49)	2,039	7,936
Other	120	333	—	—	453
Total gross profit	20,159	16,333	13,673	2,039	52,204
Selling and administrative expenses	11,283	5,888	7,086	1,151	25,408
Income from operations	$8,876	$10,445	$6,587	$888	26,796
Interest expense					(2,356)
Foreign currency exchange loss					(218)
Provision for income taxes					10,335
Net income					$13,887

Other Information
Average rental equipment [1]	$627,428	$261,560	$298,482
Average monthly total yield [2]	1.42%	3.23%	2.18%
Average utilization [3]	74.9%	63.3%	65.1%
Average monthly rental rate [4]	1.90%	5.10%	3.35%

1. Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
2. Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3. Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
4. Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Twelve months ended December 31, 2015
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated

Revenues
Rental	$115,986	$89,208	$68,502	$—	$273,696
Rental related services	45,616	3,055	24,643	—	73,314
Rental operations	161,602	92,263	93,145	—	347,010
Sales	22,248	21,137	1,388	10,612	55,385
Other	434	1,617	98	—	2,149
Total revenues	184,284	115,017	94,631	10,612	404,544

Costs and Expenses
Direct costs of rental operations:
Depreciation	19,246	39,974	15,993	—	75,213
Rental related services	32,576	2,722	19,421	—	54,719
Other	37,233	13,619	10,084	—	60,936
Total direct costs of rental operations	89,055	56,315	45,498	—	190,868
Costs of sales	16,458	10,866	1,736	7,709	36,769
Total costs of revenues	105,513	67,181	47,234	7,709	227,637

Gross Profit (Loss)
Rental	59,507	35,615	42,425	—	137,547
Rental related services	13,040	333	5,222	—	18,595
Rental operations	72,547	35,948	47,647	—	156,142
Sales	5,790	10,271	(348)	2,903	18,616
Other	434	1,617	98	—	2,149
Total gross profit	78,771	47,836	47,397	2,903	176,907
Selling and administrative expenses	46,496	22,930	27,494	3,030	99,950
Income (loss) from operations	$32,275	$24,906	$19,903	$(127)	76,957
Interest expense					(10,092)
Foreign currency exchange loss					(488)
Provision for income taxes					(25,907)
Net income					$40,470

Other Information
Average rental equipment [1]	$667,953	$265,832	$304,001
Average monthly total yield [2]	1.45%	2.80%	1.88%
Average utilization [3]	75.8%	60.5%	58.3%
Average monthly rental rate [4]	1.91%	4.62%	3.22%

1. Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
2. Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3. Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
4. Average monthly rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Twelve months ended December 31, 2014
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated

Revenues
Rental	$96,457	$99,020	$74,098	$—	$269,575
Rental related services	35,263	3,331	25,538	—	64,132
Rental operations	131,720	102,351	99,636	—	333,707
Sales	29,394	24,323	1,074	17,457	72,248
Other	461	1,628	78	—	2,167
Total revenues	161,575	128,302	100,788	17,457	408,122

Costs and Expenses
Direct costs of rental operations:
Depreciation	16,536	40,935	15,207	—	72,678
Rental related services	25,486	2,742	20,621	—	48,849
Other	34,352	12,139	10,455	—	56,946
Total direct costs of rental operations	76,374	55,816	46,283	—	178,473
Costs of sales	21,746	12,237	1,053	12,394	47,430
Total costs of revenues	98,120	68,053	47,336	12,394	225,903

Gross Profit
Rental	45,569	45,946	48,436	—	139,951
Rental related services	9,777	589	4,917	—	15,283
Rental operations	55,346	46,535	53,353	—	155,234
Sales	7,648	12,086	21	5,063	24,818
Other	461	1,628	78	—	2,167
Total gross profit	63,455	60,249	53,452	5,063	182,219
Selling and administrative expenses	42,069	23,736	27,424	3,630	96,859
Income from operations	$21,386	$36,513	$26,028	$1,433	85,360
Interest expense					(9,280)
Gain on sale of property, plant and equipment					812
Foreign currency exchange loss					(331)
Provision for income taxes					(30,852)
Net income					$45,709

Other Information
Average rental equipment [1]	$597,904	$262,968	$289,928
Average monthly total yield [2]	1.34%	3.14%	2.13%
Average utilization [3]	72.3%	60.4%	62.9%
Average monthly rental rate [4]	1.86%	5.20%	3.39%

1. Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
2. Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3. Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
4. Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), the Company presents “Adjusted EBITDA”, which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and share-based compensation.  The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes and the Company’s ability to meet future capital expenditure and working capital requirements.  Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company’s cash available for operations and performance of the Company.  Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges.  The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow.  In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance.  Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA

(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net income	$11,518	$13,887	$40,470	$45,709
Provision for income taxes	7,005	10,335	25,907	30,852
Interest	2,910	2,356	10,092	9,280
Depreciation and amortization	20,977	20,742	84,280	81,125
EBITDA	42,410	47,320	160,749	166,966
Share-based compensation	536	844	3,399	3,854
Adjusted EBITDA [1]	$42,946	$48,164	$164,148	$170,820

Adjusted EBITDA margin [2]	41%	43%	41%	42%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Adjusted EBITDA [1]	$42,946	$48,164	$164,148	$170,820
Interest paid	(2,817)	(2,758)	(10,041)	(9,074)
Net income taxes paid	(258)	(6,581)	(2,498)	(22,275)
Gain on sale of rental equipment	(2,836)	(4,591)	(11,902)	(15,368)
Gain on sale of property, plant and equipment	—	—	—	(812)
Foreign currency exchange loss	34	218	488	331
Change in certain assets and liabilities:
Accounts receivable, net	12,297	2,276	6,031	(13,644)
Income taxes receivable	(11,000)	—	(11,000)	—
Prepaid expenses and other assets	(236)	(11,359)	12,708	(13,652)
Accounts payable and other liabilities	9,664	16,290	(10,531)	21,524
Deferred income	(3,885)	(3,636)	7,149	5,136
Net cash provided by operating activities	$43,909	$38,023	$144,552	$122,986

1. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and share-based compensation.
2. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

FOR INFORMATION CONTACT:
Keith E. Pratt
Chief Financial Officer
925 606 9200